UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒ Soliciting Material under § 240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paul L. Snyder III, Chief Executive Officer of Beaver Hollow Wellness, LLC, was quoted in the following article published on April 24, 2025, by The Buffalo News:

Struggle for Control Escalates at Servotronics

By Matt Glynn

Like a tumultuous election campaign, the battle between Servotronics and its largest individual shareholder is intensifying.

The Elma-based motion control equipment manufacturer announced last month it was considering alternatives including selling the company.

That move was criticized by dissident shareholder Paul Snyder III, who is seeking to replace Servotronics' directors with a slate of his own and to bring in a new CEO.

But Servotronics, in a recent regulatory filing, also shot back at Snyder, saying that he supported a review of the same options in a statement last summer.

Snyder claims that comment was taken out of context, and he is calling for a leadership overhaul at the company, instead of a potential sale.

The back-and-forth is growing more contentious, ahead of voting that will determine the direction of a manufacturer that had 250 employees as of a year ago. The two sides are sparring through regulatory filings, hoping to sway Servotronics shareholders when they vote for directors.

Servotronics has said it is considering its options, including investments of capital, the sale of the business or staying on the current path. The company hired an investment banking firm, Houlihan Lokey, as its lead financial adviser as the board reviews alternatives.

In its regulatory filing, Servotronics refers to a letter Snyder sent to the board in August 2023, which included the statement that the board "must immediately consider pursuing strategic alternatives such as a sale and/or merger, to avoid a further catastrophic destruction of shareholder value."

Snyder said his comment was part of a broader complaint about Servotronics' performance under its current leadership. "This was much more about getting an appropriate, capable group of people to run the company and the board than about a sale," he said.

Snyder said he opposes Servotronics being sold by its current leaders because he believes a deal would put the company's local jobs and operations at risk, and wouldn't benefit shareholders, based on the company's financial condition.

"If, in fact, as they claim, that I'm really all in favor of a sale, why am I spending hundreds of thousands of dollars of my money to stop it?" he said.

In 2024, Servotronics reported a net loss from continuing operations of $1.5 million, an improvement from its net loss of $3.5 million in 2023. Its full-year revenues rose 3%, to $45 million.

Servotronics is calling for shareholders to vote for its five nominees. "Your vote is particularly important this year," CEO William Farrell Jr. wrote in a message to shareholders.

Snyder's firm, Beaver Hollow Wellness, wrote in response: "Now and with great urgency, we seek your support to reclaim the future of the company for all stakeholders." Snyder has proposed making himself chairman if elected, and replacing Farrell with an interim CEO.

When this showdown between the two sides will come to a head is not yet known. Servotronics' filing, called a preliminary proxy, does not list a date for the annual meeting. Last year's meeting was held May 10.

Snyder is urging shareholders to vote for him, Christine Marlow, Michael Dolpp and Charles "Chris" Alfiero, as well as "one of the company's nominees we believe is most qualified to serve as a director," Karen Howard. Servotronics' board nominees are incumbents Farrell, Howard, Christopher Marks, Brent Baird and Evan Wax.

The company's filing identifies Servotronics' largest shareholders.

Snyder, through Beaver Hollow Wellness, owns 15.3% of the shares. Baird owns 11%, while Wax controls 7.3% through Wax Asset Management.

The Servotronics Employee Stock Ownership Trust owns 10.1% of the company's shares. Connecticut-based Star Equity Fund, whose portfolio manager recently said Servotronics would be better off being sold, owns 6%.

In its regulatory filing, Servotronics said because there is a contested election for the board, results of the voting will likely not be announced at the annual meeting. The company instead expects to report preliminary voting results within four business days following the annual meeting.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively, the “Group”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the “Company”).

THE GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.